Exhibit 99.1
Coffeyville Nitrogen Fertilizer Plant Adjusts Turnaround Dates
COFFEYVILLE, Kan. (Oct. 1, 2010) — Coffeyville Resources Nitrogen Fertilizers announced today that it will move up its planned turnaround program at production facilities here after a rupture occurred in a high-pressure Urea Ammonium Nitrate (UAN) vessel.
A biannual turnaround had been planned to begin on Tuesday, Oct. 5, and run in stages through Wednesday, Oct. 27. Part of that work will now be pulled forward to minimize impact on production schedules.
The incident occurred shortly after 6:30 p.m. on Thursday, Sept. 30. No employees were injured.
Although the incident was heard throughout the area surrounding the plant, no major impacts were reported beyond the facility’s fence line. The remainder of the plant was brought down in an orderly fashion subsequent to the rupture. Damage was centered at the UAN facility, but no damage estimates were immediately available. Early indications suggest that the gasification and ammonia synthesis plants were not materially impacted.
The adjacent Coffeyville Resources Refining & Marketing 115,000 barrel per day refinery continues to operate normally.
Coffeyville Resources Nitrogen Fertilizers, LLC, and Coffeyville Resources Refining & Marketing, LLC, are subsidiaries of CVR Energy, Inc.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving Kansas, northern Oklahoma, western Missouri and southwestern Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
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Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com